EXHIBIT 10.28

SUCCESSION AGREEMENT

This Succession Agreement (“Succession Agreement”) is made and entered into by Expeditors International of Washington, Inc. (“Expeditors” or the “Company”) and Peter Rose, on behalf of himself, his heirs, executors, administrators, successors and assigns (individually or collectively, as context requires, referred to throughout this Succession Agreement as “Rose”, and, together with Expeditors, the “Parties”).

1.Satisfaction of Employment Agreement. Rose acknowledges and the Parties hereby agree that this Succession Agreement sets forth the full and final terms of Rose’s separation of employment as Chief Executive Officer of Expeditors (“CEO”) and shall be in full satisfaction of any financial or other obligations imposed on any Expeditors entity pursuant to the Amended and Restated Employment Agreement dated December 31, 2008 between Rose and Expeditors (“2008 Employment Agreement”). All provisions of the 2008 Employment Agreement that survive the transition from CEO to Chairman are restated in this Succession Agreement.

2.    Last Day of Employment. Rose’s last day as CEO will be March 1, 2014. In January, 2014, Rose will announce publicly, on behalf of the Company’s Board of Directors (“Board”), the selection of a new chief executive officer (hereinafter “CEO”) of the Company and, accordingly, his retirement from Expeditors as CEO. The Parties hereby agree that such public announcement will be no later than January 31, 2014. For greater certainty, the Parties intend that effective at the end of day of March 1, 2014, Rose will experience a “Separation From Service” for purposes of, and as defined under, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For this purpose, “Separation From Service” is determined in accordance Section 6 of the 2008 Employment Agreement.

3.    Consideration. In consideration for signing this Succession Agreement, and complying with its terms, Expeditors and Rose mutually agree to the following consideration and terms:

a.Immediate Announcement of Internal Search and Intent to Retire, Follow Up Communications: Following the execution of this Succession Agreement, no later than Wednesday, October 9, 2013, other than during Nasdaq market hours, Rose will make mutually agreed upon public and internal announcements stating, in substance, the following: (1) his intention to retire from Expeditors; (2) his plan to make his retirement as CEO effective on March 1, 2014 (3) that the Company’s Board and Rose have begun a CEO selection and succession process and the Company plans to name Expeditors’ new CEO at the January, 2014 District Managers meeting. The form and timing of Rose’s announcements will be mutually agreeable to Rose and the Board. Rose will cooperate with the Company, as needed, and serve as an integral part of announcements and discussions about his CEO retirement with key investors, regulators, customers and prospects.

b.Chief Executive Officer Selection Process: Rose will participate fully with the independent directors of the Company’s Board, or a designated committee established by the Board, in the selection of a new CEO. The Parties agree to work cooperatively and diligently to identify a viable internal candidate with the goal of an announcement at the Company’s District Managers meeting in January, 2014, the 35th anniversary celebration of the Company. When the new CEO is confirmed by the Board of Directors, Rose will make the announcement in a mutually agreeable form and then retire as CEO effective March 1, 2014.

c.Service as Non-Executive Chair of the Board of Directors: Provided Rose remains willing to do so and is elected to the Board of Directors at the annual meeting in 2014, Rose may serve as non-executive Chairman of the Board of Directors for a period beginning immediately upon his retirement as CEO on March 1, 2014, through a date not later than the annual meeting of the Company in 2015. Rose’s service on the Company’s Board must be in accordance with the Company’s By-Laws and related Company or Board policies. For his service as Chairman, Rose will not be an employee of the Company, and will be reimbursed for his expenses incurred for his services as a director in accordance with the Company’s policy, but Rose waives any director fees paid to non-employee directors. Rose will not seek re-election to the Board of Directors after the end of the 2014-2015 term and will retire as Chairman and Director immediately prior to the annual meeting in 2015.

d.Regular Pay through Last Day as CEO: Expeditors will pay Rose his regular base pay and incentive pay less applicable deductions through March 1, 2014, and all benefits which Expeditors may adopt generally for employees including policies for vacation, holidays, paid sick leave, group medical, life insurance and other employee benefits. Expeditors shall pay or reimburse Rose for all reasonable travel and other expenses incurred or paid by Rose in connection with the performance of services under this Agreement upon presentation of expense vouchers and such other supporting information as Expeditors may from time to time reasonably request pursuant to Company policy, all according to established company practices.

e.Retirement Bonus: Provided Rose executes a release of all claims in the form attached hereto as Exhibit 1 or such other form of agreement acceptable to the Company, within thirty days after his last day of employment with the Company and does not revoke his acceptance of the release of claims within seven (7) days (or other applicable revocation period required by law) after such release is signed, Expeditors will pay Rose a retirement bonus (“Retirement Bonus”). The Retirement Bonus will consist of the amounts determined under the formula set forth on Appendix A (less applicable deductions), and payment will occur on the payment dates set forth on Appendix A, provided that the following limitations on the time of payments, as required under Section 409A, will apply. Any payments that otherwise would be paid on a date that is earlier than the first day following the six-month anniversary of Rose’s Separation From Service (the “Six-Month Anniversary Date”) will accrue, but will not be paid, until the next scheduled payment date set forth on Appendix A that occurs after the Six-Month Anniversary Date.

f.Health Coverage: Rose will be offered health continuation coverage under COBRA as required by law. Provided that Rose executes a release of all claims in the form attached hereto as Exhibit 1 or such other form of agreement acceptable to the Company, within thirty days after his Separation From Service with the Company and does not revoke his acceptance of the release of claims within seven (7) days (or other applicable revocation period required by law) after such release is signed, the Company will pay Rose a one-time lump sum payment in the amount of $150,000 less applicable withholding. Such payment will be made on the first scheduled payment date set forth on Appendix A.

g.Travel and Other Business Expenses: From March 2, 2014 to the annual meeting in May, 2015, it is anticipated that Expeditors may request Rose’s assistance, including business travel, during his service as Chairman. For such assistance, Rose, in addition to the other benefits paid during this period, will be entitled to reimbursement of reasonable expenses for travel consistent with the Company’s travel expense policies and practices. Expenses shall be reimbursed by the Company as soon as administratively feasible, but in all cases no later than the time period required by Section 409A, if applicable. Additionally, for his lifetime, Rose may continue to book personal travel at his own expense through Expeditors’ travel department as has been customary for executives of the Company during their active employment.

4.    No Consideration Absent Execution of this Succession Agreement. Rose understands and agrees that Rose would not receive the monies, terms and/or benefits specified in this Agreement above, except for Rose’s execution of this Succession Agreement and the fulfillment of the promises contained herein. Rose understands and agrees that, except as otherwise set forth herein, Rose shall continue to have the specific post-employment obligations under the Employment Agreement all of which are restated in this Succession Agreement.
5.    General Release of All Claims. Rose knowingly and voluntarily releases and forever discharges Expeditors, its parent corporation and each of their respective affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and any and all Expeditors benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Succession Agreement as "Releasees"), of and from any and all claims, known and unknown, asserted or unasserted, which Rose has or may have against Releasees as of the date of execution of this Succession Agreement, including, but not limited to, any alleged violation of any law prohibiting discrimination of any kind, including Title VII of the Civil Rights Act of 1964, as amended, the Washington Law Against Discrimination and all provisions of Title 49 of the Revised Code of Washington, any and all claims arising, directly or indirectly, out of or from the Amended and Restated Employment Agreement dated December 31, 2008, any and all claims based on statutory or common law claims, and any claims of any kind arising out of the discussions and negotiation of this Succession Agreement, any claims arising by virtue of the Company Board’s review of internal personnel matters, and any other duty imposed by law or otherwise.

6.    Communications. The Parties agree that communications regarding this Succession Agreement are critically important and a material term of this Succession Agreement and that such communications will be mutually agreed.

Concurrent with the execution and delivery of this Succession Agreement, Rose shall execute and deliver a signed letter or letters for external and internal communications purposes, in a mutually agreed form. No later than October 9, 2013, other than during Nasdaq market hours, Rose will make internal and external announcements of the succession plan and his intent to retire on March 1, 2014. Rose will make himself reasonably available for external communications during the transition period.

Rose hereby acknowledges and affirms that he will, upon his retirement from active employment as CEO and his service as Chair of the Board of Directors, cooperate fully with Expeditors in relation to resigning his position with the Board of Directors of any and all Expeditors-affiliated companies, as well as any officer titles. Rose further agrees to cooperate promptly with any administrative or ministerial requirements to effectuate such board and officer removals.

7.    Cessation of Compensation and Benefits. Notwithstanding the terms of this Succession Agreement, Rose acknowledges and agrees that Expeditors retains the sole right to cease any and all remaining payments, including, but not limited to, regular pay, bonus pay, payments under the Succession Agreement and corresponding group medical benefit plan coverage (and seek reimbursement for amounts paid hereunder) in the event that: (A) Rose is convicted, whether following a trial or by plea of guilty or nolo contendere (or similar plea) in a criminal proceeding on a misdemeanor and/or felony charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement or bribery, or (B) Expeditors receives notice of a finding by a governmental, regulatory or law enforcement agency that Rose violated securities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities where the acts taken leading to such conviction or violation were taken by Rose during his employment with Expeditors or prior to the transition period following his retirement.

8.     Acceleration of Payments. Notwithstanding the terms of this Succession Agreement, Rose acknowledges and agrees that Expeditors retains the sole right and discretion to accelerate any and all payments required by this Succession Agreement, so long as such acceleration is not prohibited by applicable laws, and provided that there shall be no acceleration of payments that are subject to Section 409A unless permitted under Section 409A.

9.    Confidential Information. Rose recognizes that Expeditors’ business and the business of other affiliates depend upon the use and protection of a large body of confidential and proprietary information now existing or to be developed in the future which will be referred to in this Agreement as “Confidential Trade Information.” Rose intends that the meaning of Confidential Trade Information in this Agreement will be read as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible medium) which is related to Expeditors’ business and the business of corporations affiliated with Expeditors or any of their potential future business and which is not generally and publicly known. Without limiting the foregoing, Rose agrees that the customer lists and lists of contracts and potential customers of Expeditors and its affiliates are and will be a part of the Confidential Trade Information. Rose agrees to protect and preserve as confidential during the term hereof, and at all times after its termination or expiration, all of the Confidential Trade Information at any time known to Rose or at any time in Rose’s possession or control. Rose will neither use nor allow any other person or entity (including entities partially or wholly owned by Rose) to use in any way, except for the benefit of Expeditors and as directed by Expeditors, any of the Confidential Trade Information. Rose will, prior to or upon leaving employment with Expeditors, deliver to Expeditors any and all records, items, and media of any type (including all partial or complete copies or duplicates) containing or otherwise relating to any of the Confidential Trade Information, whether prepared or acquired by or provided to Rose. Rose acknowledges that all such records, items and media are at all times and shall remain the property of Expeditors.

10.    Covenant Not to Compete. From the date of this Agreement and until six months after Rose’s resignation as Chairman in approximately May, 2015, Rose hereby agrees that he will not directly or indirectly enter into the employment of, render any service or assistance to or acquire any interest whatsoever, whether as an individual proprietor, partner, associate, officer, director, consultant, trustee or otherwise, in any business, trade or occupation in competition with the business of Employer within one hundred fifty (150) miles of any office of Employer or any affiliate of Employer. Without limiting the foregoing, Employee also agrees that he will not, during said period, cause or attempt to cause or induce any employee of Employer to leave the employment of Employer, or call on or otherwise solicit business from any of the customers of Employer which, at the time of termination of his employment, were listed (or ought to have been listed) in Employer’s records, in respect of any service or product that competes directly or indirectly with any service provided or marketed by or actually under the development or active consideration by Employer at the time of Employee’s termination.

11.    Remedies. Employee agrees that damages for breach of his covenants under Paragraphs 9 and 10 above will be difficult to determine and probably inadequate to remedy the harm caused thereby and therefor consents that these covenants may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition and not in place of any other remedies available at law or equity. Employee further agrees that profits made in violation of these covenants shall be held in constructive trust for Employer. Employee acknowledges that the provisions of this Paragraph and such covenants are reasonable, that the payments required by this Succession Agreement provide adequate compensation under the circumstances, and that in any event Employee is capable of gainful employment without breaching such covenants. However, should any court or tribunal ever find that any provision of such covenants are illegal or unenforceable on the grounds of unreasonableness whether in period of time, geographical area or otherwise, then in that event the parties agree that such covenants shall be interpreted and enforced to the maximum extent which the court or tribunal deems reasonable. For purpose of this Paragraph and Paragraphs 9 and 10 of this Agreement, the term “Employer” shall include any subsidiary, agent or other affiliate of Employer.

12.    Governing Law and Interpretation. This Succession Agreement shall be governed and conformed in accordance with the laws of the State of Washington, without regard to its conflict of laws provision.

Should any provision of this Succession Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Succession Agreement in full force and effect.

13.    Dispute Settlement. Any controversy, dispute or claim arising out of or relating to this Succession Agreement shall be resolved exclusively in arbitration before J.A.M.S. in the Seattle office, in accordance with the dispute procedures described in their employment rules. However, any claim or request for injunctive relief shall be presented exclusively to the King County Superior Court. Prior to any arbitration proceeding, there shall be a mandatory settlement conference of the disputing parties, and a mediation. If J.A.M.S. is unable or unwilling to serve as the ADR provider, the Parties shall select another locally or nationally reputable ADR provider and resolve the dispute according to the selected provider’s rules. In the event the parties cannot agree upon a provider, one shall be appointed by the King County Superior Court, upon motion of one of the Parties.

14.    Non-admission of Wrongdoing. The Parties agree that neither this Succession Agreement nor the furnishing of the consideration for this Succession Agreement shall be deemed or construed at any time for any purpose as an admission by either party of wrongdoing or evidence of any liability or unlawful conduct of any kind.
15.    Amendment. This Succession Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Succession Agreement.

16.    Entire Agreement. Except as agreed in the Amended and Restated Employment Agreement between the Parties dated December 31, 2008, or as otherwise set forth herein, this Succession Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties in relation to the subject matter hereof. To the extent there is any conflict between this Succession Agreement and the Employment Agreement dated December 31, 2008, or modification of the Employment Agreement, the terms of this Succession Agreement shall prevail. Rose acknowledges that Rose has not relied on any representations, promises, or agreements of any kind made to Rose in connection with Rose’s decision to accept this Succession Agreement, except for those set forth in this Succession Agreement. Rose further acknowledges that the obligations under the Employment Agreement shall be replaced with this Succession Agreement.

ROSE AND EXPEDITORS FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS SUCCESSION AGREEMENT.

ROSE INTENDS TO WAIVE, SETTLE AND RELEASE ALL CLAIMS ROSE HAS OR MIGHT HAVE AGAINST RELEASEES AS OF THE DATE OF EXECUTION OF THIS SUCCESSION AGREEMENT.

The Parties knowingly and voluntarily sign this Succession Agreement as of the date(s) set forth below:

Expeditors International of Washington, Inc.
By: /s/ Peter J. Rose	By: /s/ Robert R. Wright
Peter Rose	Robert R. Wright
Lead Independent Director

Date: 10/7/13	Pursuant to Authorization by the Board at a Meeting on 10/7/13.

Date: 10/07/13

Appendix A

Peter Rose’s Retirement Bonus will be paid in accordance with the following schedule and the amount will be determined in a manner consistent with the 2008 Executive Incentive Compensation Plan:

On Friday, September 12, 2014 an amount equal to Operating Income as reported in Form 10-Q for the first and second quarter 2014 before accrual of Executive Bonuses multiplied by 10%, then that amount multiplied by the percentage used to calculate Mr. Rose's incentive compensation for the quarter ended June 30, 2013

On the Friday in November 2014 that corresponds to the payment of Incentive Compensation to Executive Officers an amount equal to Operating Income as reported in Form 10-Q for the third quarter 2014 before accrual of Executive Bonuses multiplied by 10%, then that amount multiplied by the percentage used to calculate Mr. Rose's incentive compensation for the quarter ended June 30, 2013

On the Friday in March 2015 that corresponds to the payment of Incentive Compensation to Executive Officers an amount equal to Operating Income as reported in Form 10-Q for the fourth quarter 2014 before accrual of Executive Bonuses multiplied by 10%, then that amount multiplied by the percentage used to calculate Mr. Rose's incentive compensation for the quarter ended June 30, 2013

On the Friday in May 2015 that corresponds to the payment of Incentive Compensation to Executive Officers an amount equal to Operating Income as reported in Form 10-Q for the first quarter 2015 before accrual of Executive Bonuses multiplied by 10%, then that amount multiplied by the percentage used to calculate Mr. Rose's incentive compensation for the quarter ended June 30, 2013

On the Friday in August 2015 that corresponds to the payment of Incentive Compensation to Executive Officers an amount equal to Operating Income as reported in Form 10-Q for the second quarter 2015 before accrual of Executive Bonuses multiplied by 10%, then that amount multiplied by the percentage used to calculate Mr. Rose's incentive compensation for the quarter ended June 30, 2013, then that amount multiplied by 2/3.

POST CEO EMPLOYMENT RELEASE AGREEMENT
(Exhibit 1 to Succession Agreement)
Expeditors International of Washington, Inc. (“Expeditors”), and Peter J. Rose, his spouse or domestic partner (if any), executors, administrators, successors and assigns (collectively referred to throughout this Post CEO Employment Release Agreement as “Rose”), agree that:
1.    Last Day of Employment. Rose’s last day of employment with Expeditors as its CEO was March 1, 2014.
2.    Consideration. In consideration for signing this Post-Employment Release Agreement (“Agreement”), Expeditors agrees to pay to Rose the sum specified in his Succession Agreement, less lawful deductions. Expeditors will provide the payments called for in Sections 3e and 3f therein at the times specified in the Succession Agreement, provided that Rose did not revoke his acceptance of this Agreement within seven days after signing it. This Agreement should not be signed by Rose prior to his last official day of employment as CEO.
3.    No Consideration Absent Execution of this Agreement. Rose understands and agrees that He would not receive the monies and/or benefits specified in Paragraph “2” above, except for his execution of this Agreement and the fulfillment of the promises contained herein and in the Succession Agreement between the Parties.
4.    General Release of All Claims. Rose knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Expeditors, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, the employee benefit plans for Expeditors, plan fiduciaries and plan administrators (whether internal or external), both individually and in their official capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”) of and from any and all claims, known and unknown, asserted or unasserted, which Rose has or may have against Releasees as of the date of execution of this Agreement and, including, but not limited to, any alleged violation of or liability for any of the following: Title VII of the Civil Rights Act of 1964, as amended, the Washington Law Against Discrimination and all provisions of Title 49 of the Revised Code of Washington, The Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Sarbanes-Oxley Act of 2002, as amended, any and all claims arising, directly or indirectly, out of the alleged breach of any agreement, any and all claims based on statutory or common law claims, and any claim for attorney’s fees or costs arising out of these matters.
Rose agrees that he will not file any civil action or any other charges over the matters herein released.
If any claim is not subject to release, to the extent permitted by law, Rose waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Expeditors or any other Releasees identified in this Agreement is a party.
Notwithstanding the above release, Rose does not release any claim for indemnification as an officer or director under the bylaws, company policy or applicable law.
5.    Affirmations.
a.Rose affirms that he [has not][has] applied or otherwise registered for benefits under Medicare. Rose affirms he has not suffered any physical or mental health injury that he attributes to his work at Expeditors.
b.Rose affirms that he has not filed, caused to be filed and is not presently a party to any claim, complaint or action against Expeditors.
c.Rose further affirms that he has been paid and/or has received all leaves (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits to which He may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement and General Release.
d.Rose further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by Expeditors or its officers, including any allegations of corporate fraud. Both parties acknowledge that this Agreement and General Release does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Rose agrees that if such an administrative claim is made, he shall not be entitled to recover any individual monetary relief or other individual remedies.
6.    Return of Property. Rose affirms that he has returned all of Expeditors’ property, documents and/or any confidential information in Rose’s possession or control. Rose also affirms that he will collect his property from Expeditor’s premises within thirty days after his retirement day as Chairman.
7.    Governing Law and Interpretation. This Agreement shall be governed and construed in accordance with the laws of the State of Washington without regard to its conflict of laws provision. In the event of a breach of this Agreement either party may institute an action specifically to enforce any term or terms of this Agreement or seek any damages for breach. Should any provision of this Agreement Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
8.    Non-admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of any liability or unlawful conduct of any kind.
9.    Amendment. This Agreement may not be modified, altered or changed except upon express written consent of all parties in writing and signed by all parties wherein specific reference is made to this Agreement and General Release.

10.    Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to Rose’s post-employment release of claims. Rose acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept this Agreement.
11. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Copies of such signed counterparts may be used in lieu of the originals for any purpose.
ROSE IS ADVISED THAT HE HAS AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. ROSE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.
ROSE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO EXPEDITORS REPRESENTATIVE AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR POST EMPLOYMENT RELEase AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO ROBERT WRIGHT WITHIN SEVEN (7) CALENDAR DAYS AFTER HE SIGNS THIS AGREEMENT AND GENERAL RELEASE.
ROSE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
ROSE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.
The parties knowingly and voluntarily sign this Post CEO Employment Release Agreement as of the date(s) set forth below:

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

Date: ___________	By: ___________________________
Robert R. Wright
Lead Independent Director

Pursuant to Authorization by the Board at a Meeting on October 7, 2013.

Date: ___________	By: ___________________________
Peter J. Rose